                                                                      EXHIBIT 11

           PLATINUM technology International, inc. and subsidiaries
                     Basic and Diluted Earnings Per Share
                   (In thousands, except per share amounts)

                                                        Three Months Ended
                                                             March 31,
                                                       ------------------------
                                                         1999           1998
                                                       ---------      ---------
Basic income (loss) per share:
  Net income (loss)                                    $(266,024)      $  1,169
                                                       ---------       --------
  Weighted average common shares outstanding             100,833         92,727
                                                       ---------       --------
      Per share amount                                 $   (2.64)      $   0.01
                                                       =========       ========

Diluted income (loss) per share:
  Net income (loss)                                    $(266,024)      $  1,169
                                                       ---------       --------
  Weighted average common shares outstanding             100,833         92,727
  Add effect of dilutive securities:
         Stock options                                       N/A          6,879
         Convertible preferred stock                         N/A          1,768
                                                       ---------       --------
  Diluted weighted average common shares outstanding     100,833        101,374
                                                       ---------       --------
      Per share amount                                 $   (2.64)      $   0.01
                                                       =========       ========